EXHIBIT 10.68

Corporate Performance Plan For 2011

CORNING INCORPORATED

CASH PERFORMANCE UNIT AGREEMENT

(Terms and Conditions)

This Cash Performance Unit Agreement (“Agreement”) dated                      between Corning Incorporated (“Corning” or the “Corporation”) and the employee named below is subject in all respects to Corning’s 2005 Employee Equity Participation Program as amended, a copy of which may be obtained from the Corporation’s Secretary at One Riverfront Plaza, Corning, New York 14831.

1.	Award of Units. Corning hereby awards to the below-named employee (the “Employee”) the number of Cash Performance Units (the “Cash Units”), with a potential aggregate value equal to $[AMOUNT], indicated below.

Employee	Employee Number	Number of Cash Units

Each Cash Unit shall entitle the Employee to receive from Corning an amount equal to [Insert value per Unit, i.e., $1] ; provided that the Employee satisfies both the performance based and service based vesting requirements set forth in Sections 3 and 4. Such Cash Units, if any, shall be paid to the Employee at the time set forth in Section 5.

2.	Non-Transferability. The Cash Units may not be sold, assigned, transferred, pledged or otherwise encumbered by or on behalf of or for the benefit of the Employee.

3.	Performance Based Vesting Requirement. Cash Units are subject to both performance based and service based vesting requirements.

(a)	Under the performance based vesting requirement, the Employee shall “earn” a number of Cash Units based upon the extent to which the Compensation Committee of Corning’s Board of Directors (the “Committee”) determines that the performance goals for the 2011 fiscal year (the “Performance Period”) set forth in the schedule titled “2011 Corporate Performance Plan Financial Goals” have been met.

(b)	If during the Performance Period the Employee’s employment relationship with the Corporation is terminated for any reason (other than a termination as described in Section 4(b)(i) or 4(f) below, both of which result in all Cash Units being forfeited), the number of Cash Units which the Employee may be eligible to “earn” shall be reduced by a ratio the numerator of which is 12 minus the number of full calendar months the Employee was actively employed during 2011 and the denominator of which is 12. The number of Cash Units that have not been “earned” under the performance based vesting requirement shall be forfeited.

(c)	An Employee shall not vest in his/her right to receive Cash Units that have been “earned” as a result of the Corporation’s performance unless the Employee also satisfies the service based vesting requirements set forth in Section 4.

4.	Service Based Vesting Requirement. Subject to the exceptions set forth below, the Employee must remain in continuous employment with Corning until February 3, 2014, to satisfy the service based vesting requirement. If the Employee’s employment with Corning terminates before February 3, 2014, any “earned” Cash Units, as described in Section 3 above, as of the date of the Employee’s employment terminates shall be treated as follows:

(a)	Retirement at or After Age 55 – If the Employee terminates employment on account of normal or early retirement on or after age 55 after the Performance Period, then the service based vesting requirement shall be satisfied with respect to the “earned” Cash Units prorated in accordance with Section 3(b) above.

(b)	Involuntary Termination (not “for cause”) – If the Employee’s employment is involuntarily terminated and it is not “for cause”:

(i)	during the Performance Period, then all of the Cash Units shall be forfeited; or

(ii)	after the Performance Period, then the service based vesting requirement shall be satisfied as of the Employee’s termination date for the prorated number of Cash Units “earned”, calculated as the total number of Cash Units “earned” multiplied by a ratio with the numerator equal to the number of full calendar months from the start of the Performance Period through the Employee’s termination date, and the denominator of which is 37.

For purposes of this Agreement, “for cause” shall mean the Employee’s:

•	conviction of a felony or conviction of a misdemeanor involving moral turpitude (from which no further appeals have been or can be taken);

•	a material breach of Corning’s Code of Conduct;

•

gross abdication of his duties as an employee of the Corporation (other than due to the Employee’s illness or personal family problems), which conduct remains uncured by the Employee for a period of at least 30 days following written notice thereof to the Employee by the Corporation, in each case as determined in good faith by the Corporation; or

•

misappropriation of Corning’s assets, personal dishonesty or business conduct which causes material or potentially material financial or reputational harm for the Corporation. For purposes of this Section 4(b), no act or failure to act on the Employee’s part shall be deemed to be a termination for cause if done, or omitted to be done, in good faith, and with the reasonable belief that the action or omission was in the best interests of the Corporation.

(c)	Death – If the Employee dies while employed after the Performance Period, then the service based vesting requirement shall be satisfied with respect to the “earned” Cash Units. If Employee’s death occurs during the Performance Period, then the service based vesting requirement shall be satisfied with respect to the number of “earned” Cash Units prorated in accordance with Section 3(b) above.

(d)	Disability – If the Employee’s employment is terminated after the Performance Period as a result of a total and permanent disability (as that term is defined in the Corporation’s long-term disability plan(s)), then the service based vesting requirement shall be satisfied with respect to the “earned” Cash Units. If Employee’s total and permanent disability occurs during the Performance Period, then the service based vesting requirement shall be satisfied with respect to the number of “earned” Cash Units prorated in accordance with Section 3(b) above.

(e)	Divestiture, etc. – If the Employee’s employment is terminated due to a reduction in force, divestiture or discontinuance of certain of the Corporation’s operations after the Performance Period, then the service based vesting requirement shall be satisfied with respect to the number of “earned” Cash Units. If the Employee’s termination of employment under this subsection occurs during the Performance Period, then the service based vesting requirement shall be satisfied with respect to the number of “earned” Cash Units prorated in accordance with Section 3(b) above.

(f)	Voluntary Termination, Termination for Cause, Dereliction of Duties or Harmful Acts – If the Employee voluntarily leaves the employ of the Corporation, or if the Employee’s employment shall be terminated “for cause”, or if the Employee causes the Corporation to suffer financial harm or damage to its reputation through (i) dishonesty, (ii) material violation of the Corporation’s standards of ethics or conduct, or (iii) material deviation from the duties owed the Corporation by the Employee, all of the Cash Units shall be forfeited as of the Employee’s termination date.

(g)	Change of Control – In the event that the Employee remains in continuous employment with Corning or its subsidiaries until the date of a “change of control” of Corning that occurs before February 3, 2014, all nonforfeited “earned” Cash Units shall fully vest without any pro ration under Sections 3(b) or 4. In such case, the Employee’s “earned” and vested Cash Units shall be calculated as the number of Cash Units the Committee determined that the Employee “earned” under Section 3(a) based on the Company’s performance during the Performance Period, provided that if the “change of control” occurs during the Performance Period, the Employee’s “earned” and vested Cash Units shall be calculated as the greater of: (i) 100% of the Employee’s “target” number of Cash Units under the Corporation’s 2011 Corporate Performance Plan Financial Goals, or (ii) the number of Cash Units the Committee determines, in its sole discretion, that the Employee would have received under the Corporation’s 2011 Corporate Performance Plan Financial Goals based on the Committee’s estimate of the Corporation’s forecasted performance for the Performance Period.

For purposes of this Agreement, the term “change of control” shall mean an event that is “a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that also falls within one of the following circumstances:

(i)	an offerer (other than Corning) purchases shares of Corning Common Stock pursuant to a tender or exchange offer for such shares;

(ii)	any person (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of Corning securities representing 50% or more of the combined voting power of Corning’s then outstanding securities;

(iii)	the membership of Corning’s Board of Directors changes as the result of a contested election or elections, such that a majority of the individuals who are Directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections occurring within the previous two years; or

(iv)	the consummation of a merger in which the Corporation is not the surviving corporation, consolidation, sale or disposition of all or substantially all of Corning’s assets or a plan of partial or complete liquidation approved by the Corporation’s shareholders.

5.	Time of Payment. “Earned” Cash Units that have vested shall be paid as of the earliest of the following dates:

(a)	Death or Separation from Service after February 1, 2012 – If the Employee dies or “separates from service” (within the meaning of Section 409A of the Code) from Corning after February 1, 2012, the Employee’s “earned” Cash Units that are vested as of the date of the Employee’s death or separation from service shall be paid within 60 days after the Employee dies or separates from service.

(b)	Death or Separation from Service on or before February 1, 2012 – If the Employee dies or “separates from service” (within the meaning of Section 409A of the Code) from Corning on or before February 1, 2012, the Employee’s “earned” Cash Units that are vested as of the date of the Employee’s death or separation from service shall be paid within 60 days after February 1, 2012.

(c)	February 3, 2014 – If the Employee does not “separate from service” (within the meaning of Section 409A of the Code) from Corning before February 3, 2014, the Employee’s “earned” Cash Units that are vested as of February 3, 2014, shall be paid within 60 days after February 3, 2014.

(d)	Change of Control – In the event of a Change of Control, the Employee’s “earned” Cash Units that are vested as of the date of the Change of Control shall be paid within 30 days following the date of the Change of Control.

(e)	Special Distributions to Pay Social Security, Medicare Taxes – In the event that “earned” Cash Units become subject to Social Security and/or Medicare taxes prior to a distribution event described in Sections 5(a)-(d) above (i.e., because the payment of the Cash Units is no longer subject to a substantial risk of forfeiture) a partial distribution of the Cash Units will be made to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code sections 3101, 3121(a), and 3121(v)(2) on the Employee’s “earned” Cash Units (the “FICA Amount”). Additionally, a partial distribution of the Cash Units will be made to pay the income tax at source on wages imposed under section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes. However, the total payment under this provision must not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount. Any subsequent amount that is paid under this Agreement will be reduced by the amount paid under this Section 5(e).

Notwithstanding the foregoing, if an amount becomes payable under the above rules due to the Employee incurring a “separation from service” within the meaning of Section 409A of the Code (for this purpose, payments on account of death are not considered payments made on account of separation from service), and the Employee is a “specified employee” (within the meaning of Section 409A of the Code) as of the date of separation from service, the Employee’s “earned” Cash Units that are vested as of the date of the Employee’s separation from service shall be paid on or after the first day of the seventh month after the Employee’s separation from service and before the 15th day of the seventh month following the date the Employee separates from service.

All Cash Units that have not vested as of the date any Cash Unit is paid shall be forfeited; provided that any distributions under Section 5(e) shall not result in the forfeiture of any unpaid Cash Units.

6.	Form of Payment. At the time specified in Section 5, the Compensation Committee of the Corning Board of Directors may elect, in their sole disretion, to pay out any “earned” Cash Units in cash and/or shares of Corning common stock, par value $0.50 per share (“Common Stock”) . If paid in stock, Corning shall deliver to the Employee a certificate or certificates, or at the election of the Corporation make an appropriate book-entry, for the number of whole shares of Common Stock equal in value to the number of “earned” Cash Units that are vested as of the business day preceding the date of payment, with any resulting fractional shares being delivered to the Employee in cash. An Employee shall have no further rights with regard to the Cash Units once the cash or shares of Common Stock have been delivered. The cash or number of shares of Common Stock which Corning must deliver pursuant to this Agreement shall be reduced by the value of all taxes which the Corporation is required by law to withhold by reason of such delivery.

7.	Voting and Dividend Rights. Because the Cash Units do not constitute shares of Common Stock (but rather just the right to receive cash or shares in the future upon satisfaction of the specified performance and service based vesting conditions), the grant or vesting of Cash Units shall not provide the Employee with any shareholder rights (such as voting or dividend rights).

8.	Transfers. If the Employee is transferred from Corning to a subsidiary (being a 50% or greater owned entity), or vice versa or from one subsidiary to another, the Employee’s employment shall not be deemed to have terminated.

9.	Section 409A and Unfunded Plan. This Agreement is intended to comply with the requirements of Section 409A of the Code and shall be interpreted and administered in accordance with that intent. If any provision of the agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. This Agreement is an unfunded deferred compensation plan.

10.	Modification/Interpretation. Any modification of the terms of this Agreement must be approved, and any dispute, disagreement or matter of interpretation which shall arise under this Agreement shall be finally determined by the Committee in its absolute discretion.

IN WITNESS WHEREOF, this Agreement has been duly executed by Corning and the Employee.

CORNING INCORPORATED		EMPLOYEE

By:	/s/ John P. MacMahon	By:
John P. MacMahon
Senior Vice President,
	Compensation & Benefits	Address:
Corning Incorporated

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